Exhibit 99.1

Visualant Granted Ninth Patent:  Extends ChromaID Technology to Fluids

Opens Large Health, Safety, Medical, Food, and Environmental Markets

Seattle, WA. - (July 20, 2015) Visualant, Inc. (OTCQB: VSUL) - an industry-leading provider of chromatic-based identification, authentication and diagnostic solutions, announced today that it has received its ninth patent on its ChromaID™ technology.

The newly issued patent describes a fluid sampling device that simplifies spectral analysis to produce an accurate but inexpensive chromatic fingerprint for fluid samples.  The use of the ChromaID in identifying, authenticating and diagnosing fluids extends the reach of the technology through its unique use of an array of variable wavelength LED emitters and photodiode detectors to measure the scattering of electromagnetic energy from a fluid.

The Visualant ChromaID technology as applied to identification, authentication and diagnostics of fluids allows for a wide variety of real-time real world applications. They include, but are not limited to:

•	Determining if water is potable
•	Looking for the presence of water in aviation jet fuel
•	Checking for counterfeit fluids including olive oil, wine and spirits
•	Confirming that the correct fluid is flowing through the IV drip line
•	Identifying known contaminants in various fluids
•	Determining if milk is spoiled

The patent issued by the United States Office of Patents and Trademarks is US Patent No. 9,041,920 B2 and is entitled “Device for Evaluation of Fluids using Electromagnetic Energy.”

The prior patents issued to Visualant relate to its foundational ChromaID technology and several applications thereof.  Visualant’s ChromaID technology was invented when Dr. Thomas Furness, a professor at the University of Washington and pioneer in the field of virtual reality, recognized that every material exhibited a unique light signature when stimulated by visible and invisible structured coherent light sources.

Ron Erickson, Visualant Founder and CEO stated, “This latest patent extends the reach of our intellectual property into the broad category of fluids. Large, important markets can be served by our low cost, flexible ChromaID as applied to fluids.  We are already in discussions with several potential partners regarding the application of ChromaID to fluid analysis and identification. An example is our recent announcement involving milk. This new patent further extends our portfolio, a core element of Visualant’s asset base.  We have a number of additional patents pending and expect to continue to file new patents to extend the reach of our intellectual property.”

About Visualant, Inc.

Visualant™ is a public company whose shares trade under the stock symbol “VSUL.” The Visualant Spectral Pattern Matching™ (SPM) technology directs structured light onto a substance or material, through a liquid or gas, or off a surface, to capture a unique ChromaID™. A ChromaID can be used to identify, detect, or diagnosis markers invisible to the human eye. ChromaID scanner modules can be integrated into a variety of mobile or fixed-mount form factors. The patented, award-winning technology is disruptive, making it possible to effectively conduct analyses in the field that could only previously be performed by large and expensive lab-based tests. For more information on Visualant, visit the company’s website at www.visualant.net.

Visualant Press Contacts:

Hal Bringman

Email	hal@nvpr.com
Desk	+1 (206) 299-0622 ext 801
Mobile	+1 (310) 210-8011, Skype halbringman